EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wm. Wrigley Jr. Company Declares Dividend and Announces Stock Repurchase Authorization

August 18, 2004 - At their regularly scheduled meeting held today in Lake Geneva, Wisconsin, the Board of Directors of the Wm. Wrigley Jr. Company (NYSE:WWY) declared a regular dividend of $0.235 on each share of Common Stock and each share of Class B Common Stock for the three-month period beginning November 1, 2004. These dividends are payable on November 1, 2004 to stockholders of record of each class of stock outstanding at the close of business on October 15, 2004.

Also at today's meeting, the Board of Directors authorized future stock repurchases of up to $300 million. This new repurchase program will follow the completion of the Share Repurchase Program authorized by the Board in January of this year, under which $60 million remains available for repurchase of company stock. "The authorization underscores the continued confidence the Board of Directors has in the Company's financial strength and long term business prospects," said Bill Wrigley, Jr., Chairman of the Board, President and CEO.

Christopher Perille Senior Director - Corporate Communications (312) 645-4077

The Wrigley Company is a recognized leader in the confectionery field and the world's largest manufacturer and marketer of chewing gum, with global sales of over $3.0 billion. The Company markets its world-famous brands in over 150 countries. Those brands, a couple of which have been around for over 100 years, include Doublemint(R), Wrigley's Spearmint(R), Big Red(R), Juicy Fruit(R), Winterfresh(R), Extra(R), Freedent(R), Hubba Bubba(R), Orbit(R), Excel(R), Eclipse(R), Airwaves(R), Alpine(R), Cool Air(R), and P.K.(R) chewing gums and confections.

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Company's meaningful cautionary disclosure regarding such statements. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99(i) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.